Exhibit 10.09

Tony Newton

Partner

PERSONAL AND CONFIDENTIAL

25 March 1998

Mr G C Davis

57 Bream Street

COOGEE NSW 2034

Dear Gerry

Further to our recent discussions I am writing to confirm our offer of employment with Heidrick & Struggles on the following terms and conditions.

1.	You will join our Sydney office recruiting staff on a full-time basis with the title of Partner at a monthly base salary of A$20,416.67 (A$245,000.00 annually), commencing on your first day of employment with effect from 1 April 1998, unless we otherwise agree. While in the Sydney office you will report administratively to myself, or my successor, as Sydney Office Managing Partner. Currently salaries are reviewed annually in November/December, and accordingly your first review will be in November/December 1998. Your total cash compensation (salary and bonus) is on a Total Cost to the Firm (“TCF”) basis, so that all taxes, fringe benefits and allowances will be deducted from your compensation except as otherwise provided in this letter.

2.	You will first be eligible to be considered for a discretionary bonus for the year ending on 30 September 1998. Currently all bonuses are paid in December. You understand that, except for the minimum bonus referred to below, that all bonuses are discretionary and not earned until declared by the Board of Directors or the Executive Committee of the Board of Directors, and that all discretionary, incentive, and/or minimum bonuses are payable only if you are in our employ on the bonus payment date.

As we discussed, and to assist you through the transition move to Heidrick & Struggles, we have agreed that for the bonus year ending 30 September 1998 you will receive a guaranteed minimum bonus of A$50,000.

Level 38, Governor Phillip Tower, 1 Farrer Place, Sydney N.S.W 2000 Australia Tel (02) 9247 9599 Fax (02) 9247 9117

Heidrick & Struggles Australia Ltd. A.R.B.N. 062 665 598

Offices in Principal Cities of the World.

By 31 May 1998 we will establish fees and SOB expectations for you for the current year and the next year. You understand that you are expected to become “self sufficient” and that you will be developing business from your own contacts.

3.	As mentioned in the course of our discussions, the compensation formula that has been used to calculate bonus payments in Australia is currently under review, and will be changed to the bracket structure currently in use in the US offices. While this new structure is currently being finalised, we anticipate it will be completed within the next four to six weeks, and by way of offering you some indication of its impact, anticipate that the benefit structure currently provided to our Partners in the US will be made available to the Australian Partners in addition to the cash compensation, and that the calculation under this current formula will be reduced from its present level by approximately 3 to 8%, dependent on the level of billings and SOB generated by the individual consultants.

4.	As part of your employment with the firm we agree to pay the corporate initiation fee and regular dues for one business club, subject to the approval of the Office Managing Partner. These club costs will not be deducted from your base compensation. The company’s approval for a club can be withdrawn (or the membership transferred) at the company’s option.

5.	You will be reimbursed for all legitimate and documented proper business/travel expenses incurred in the ordinary course of our business upon presentation of the relevant receipts. Please note that all receipts must reflect the information required for tax and client rebilling purposes, such as the client name, names/titles/employer of persons involved, business purpose, nature of business discussions, etc. All expenses are subject to approval by the Office Managing Partner.

6.	If you accept our offer, you become an “employee at will”, unless or until we may otherwise agree in writing. This gives both of us maximum flexibility and permits either of us to terminate employment and compensation at any time for any reason. If your employment is terminated by the company, “notice or wages in lieu thereof” will be in accordance with the then existing company policy, which is currently three months.

7.	Two copies of an agreement relating to trade secrets, confidential information, clients, etc. are enclosed. We ask that all employees sign this agreement. Please review and sign both copies and return one to me for processing. Of course, please call me if you have any questions about this agreement.

8.	You hereby confirm that you have advised us that you have not signed any agreement that will, in any way, affect your joining our firm or the performance of your work for us.

9.	This letter of agreement, which contains our understanding, can be amended only in a writing which is signed by you and the Office Managing Partner and the CEO or CAO of the company.

Gerry, we are very much looking forward to having you join us and to working with you in further building our operations in the Australian market. To acknowledge your acceptance of this offer of employment, please sign and return to me the enclosed copy of this letter together with the confidentiality agreement referred to in item 7 above.

Yours sincerely

/s/ J A B NEWTON
J A B NEWTON
Managing Partner

Enc:

Accepted this 27th day of March 1998.

/s/ Gerry Davis
Mr Gerry Davis

3 Burlington Gardens

London W1S 3EP

telephone +44 (0)20 7075 4000

facsimile +44 (0)20 7075 4001

www.heidrick.com

January 23, 2007

Gerry Davis

Heidrick & Struggles

London

Dear Gerry,

Congratulations on your new role as Regional Managing Partner for the Company’s Asia Pacific region. This letter constitutes an amendment to your current employment letter. Below is a summary of the compensation programs that will apply to you for the remainder of 2006 (effective October 1, 2006) and for 2007.

Fee/SOB Salary – Your monthly Fee/SOB Salary will be Aus$25,000 (which is Aus$300,000 gross annually).

Management Salary – Your monthly Management Salary will be equal to the sum of:

1)	Aus$30,583 gross (which is Aus$367,000 gross annually) in respect of your role as Regional Managing Partner; and,

2)	Aus$5,266 gross (which is Aus$63,192 gross annually) in respect of your role as Office Managing Partner for Australia and New Zealand.

Fee/SOB Bonus – Your Fee/SOB Bonus will continue to consist of your Total Fee/SOB Performance minus the Fee/SOB Salary together with the other items that comprise your Total Cost to the Firm (“TCF”).

Management Bonus – You will continue to participate in the Management Incentive Plan (“MIP”) with a Target Management Bonus of Aus$367,000 gross per annum, pro-rated for that portion of 2006 during which you served in this new role. The Management Bonus is based on company performance as well as your individual performance. The 2006 portion of the Management Bonus, i.e. 3/12ths, will be paid together with 9/12ths of the management bonus previously applicable for 2006 in relation to your prior role as Office Managing Partner in Australia.

Heidrick & Struggles International, Inc. Registered in England number FC6289. Incorporated with Limited Liability in the USA.

Employment Agencies Act 1973 Licence number SE(A)2818.

All bonuses, if any, are payable in a mix of cash and Restricted Stock Units (“RSUs”) in accordance with our policy at that time. Your 2006 bonuses will be paid 20% in RSUs and 80% in cash. Please also note that under Company policy, all bonuses are not earned until approved by the Human Resources and Compensation Committee of the Company’s Board of Directors (“HRCC”), and are payable only if you are employed and not under notice on the bonus payment dates.

Management Equity Awards – You will continue to be eligible to participate in the Company’s Management Stock Program. For 2007, you will receive a grant of 5,000 Restricted Stock units (RSUs) on the company’s next published equity grant date – March 9, 2007. This grant is subject to management’s recommendation to the HRCC, approval by the HRCC and your execution of a grant agreement in a form presented to you by the Company. If granted, the RSUs will vest at the rate of one-third on each of the first, second and third anniversaries of the date of grant and upon vest will convert into shares of Heidrick & Struggles International, Inc. common stock on a one-for-one basis.

Severance Policy – You will be eligible for severance as a Tier II participant in the MIP; as the policy may be amended from time to time.

Change in Control (“CIC”) Plan – You will be eligible for participation in the Company’s CIC plan; subject to HRCC approval in February 2007. The CIC plan may be amended from time to time and all participants need to be approved annually by the HRCC.

All components of your compensation package will be reviewed no more regularly than annually, beginning with the 2008 fiscal year.

I look forward to you making a great success of your new role.

Sincerely,

/s/ Patricia R. Willard
Patricia R. Willard
Chief Human Resources Officer